UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2019
Cavco Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-08822	56-2405642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3636 North Central Avenue, Suite 1200 Phoenix, Arizona 85012
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code: (602) 256-6263
Not applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 5.02 regarding the Offer Letter is hereby incorporated by reference into this Item 1.01.
Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 5, 2019, the Board of Directors (the "Board") of Cavco Industries, Inc., a Delaware corporation (the "Company") appointed Mickey R. Dragash as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Company, effective February 6, 2019. In his role, Mr. Dragash will lead the Company's legal and compliance functions.

Mickey R. Dragash, age 49, brings significant legal, compliance and operational experience to Cavco. From June 2015 to September 2017, Mr. Dragash served as Executive Vice-President, General Counsel and Corporate Secretary of Knight-Swift Transportation Holdings Inc. ("Swift"). Prior to joining Swift, Mr. Dragash was Executive Vice-President, General Counsel and Chief Compliance Officer for Gordon Trucking, Inc. (n/k/a Heartland Express, Inc.) from 2013 to 2015. Mr. Dragash served as Associate General Counsel for DHL Supply Chain Solutions from 2010 to 2013 and Assistant General Counsel at Walmart Stores, Inc. from 2004 to 2010. Mr. Dragash also worked in private legal practice as an Associate for the Ohio-based law firm Roetzel & Andress, LPA. Before entering the legal profession, Mr. Dragash worked in various business and operational capacities for both Yellow Freight Systems, Inc. and Roadway Express, Inc. (n/k/a YRC Worldwide, Inc.)

Mr. Dragash received his Bachelor of Arts degree from Baldwin-Wallace University (Ohio), obtained a Master of Science degree in Transportation Systems and Logistics Management from the University of Denver and acquired his Juris Doctorate from Ohio Northern University. Mr. Dragash is admitted to practice law in all state and federal courts of Indiana and Ohio. He is also admitted to the State Bar of Arizona as in-house counsel.

There are no arrangements or understandings between Mr. Dragash and any other person pursuant to which Mr. Dragash was appointed as one of our officers. We are not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Effective January 29, 2019, Mr. Dragash entered into an Offer Letter (the "Offer Letter"), whereby Mr. Dragash will earn a salary of $325,000, paid bi-weekly. Mr. Dragash will be an at-will employee of the Company and will report to Dan Urness, President and Acting Chief Executive Officer.

Starting in fiscal year 2020, Mr. Dragash will participate in a fiscal year cash bonus program with a target bonus of 100% of his base salary, paid annually. The composition of Mr. Dragash's bonus will be a combination of Company key performance targets and individual goals set by the chief executive officer with 60% to 120% payout ranges on the Company key performance targets. In addition, the Company will pay Mr. Dragash a one-time transition allowance of $20,000 as a bonus payment for the two months of fiscal year 2019, which will be subject to terms that are similar to other employees on bonus plans.

Further, starting in fiscal year 2020, Mr. Dragash will participate in a fiscal year equity compensation program calculated using a Black-Scholes valuation model and equal to 75% of his base salary. The annual awards, which must be approved by the Board, are expected to be comprised of 50% performance restricted shares which will cliff vest after 3 years, and 50% stock options that will vest ratably over 3 years. The performance restricted shares are expected to have a 60% to 120% payout range based on target achievement level of Company key performance indicators established by the Company. In addition, on the first day of employment, Mr. Dragash will receive a one-time stock option grant that will vest ratably over 3 years with a value of approximately $41,000 for fiscal year 2019, calculated on a pro-rated basis for the period from his start date to the end of fiscal year 2019.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1, and is incorporated by reference herein.

A press release announcing Mr. Dragash's appointment is attached hereto as Exhibit 99.1.
Item 9.01.    Financial Statements and Exhibits

Exhibit Number	Description
10.1	Offer Letter, dated as of January 29, 2019, between the Company and Mickey R. Dragash
99.1	Press Release dated February 7, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAVCO INDUSTRIES, INC.
By:	/s/ Joshua J. Barsetti
Joshua J. Barsetti Chief Accounting Officer

Date: February 7, 2019